IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
SCHOOL SPECIALTY, INC., et al., 1)		Case No. 13-10125 (KJC)
)
Reorganized Debtors.	)	Jointly Administered
	)	Related Docs No. 295, 476, 638, 734, 747, 856, 982. 1340, 1383, 1387, 1390, 1433
)
Official Committee of Unsecured Creditors of	)
School Specialty, Inc. and its Affiliated Debtors,	)
)
Plaintiff,	)	Case No. 13-50923 (KJC)
v.	)
Bayside Finance, LLC,	)
H.I.G. Bayside Capital, and	)
H.I.G. Bayside Debt & LBO Fund II, L.P.,	)	Related Docs No. 1, 3, 5, 6

Defendants.

STIPULATION APPROVING THE SETTLEMENT OF
(I) THE CREDITORS’ COMMITTEE’S APPEAL OF THE MAKE-WHOLE ORDER
AND (II) THE CREDITORS’ COMMITTEE’S ADVERSARY PROCEEDING

This stipulation (the “Stipulation”) is entered into by and among (i) the official committee of unsecured creditors appointed in the chapter 11 cases of School Specialty, Inc., et al. (the “Creditors’ Committee”), (ii) each of the Reorganized Debtors, and (iii) Bayside Finance, LLC and any assignee and/or successor in interest thereto, including, without limitation, BOF Holdings

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1

The “Reorganized Debtors” in these chapter 11 cases, along with the last four digits of each Reorganized federal taxpayer identification number, are: School Specialty, Inc. (Wisc.; 1239) (“SSI”), Bird-In-Hand Woodworks, Inc. (N.J.; 8811), Califone International, Inc. (Del.; 3578), Childcraft Education Corp. (N.Y.; 9818), ClassroomDirect.com, LLC (Del.; 2425), Delta Education, LLC (Del.; 8764), Frey Scientific, Inc. (Del.; 3771), Premier Agendas, Inc. (Wash.; 1380), Sax Arts & Crafts, Inc. (Del.; 6436), and Sportime, LLC (Del.; 6939).  The address of the Reorganized Debtors’ corporate headquarters is W6316 Design Drive, Greenville, Wisconsin 54942.

II, LLC2 (collectively, “Bayside” and, together with the Creditors’ Committee and the Reorganized Debtors, the “Parties”).  The Parties hereby stipulate and agree as follows:

RECITALS

A.

The Events Leading Up to, and the Commencement of, the Chapter 11 Cases

WHEREAS, On December 31, 2012, SSI breached the terms of the Term Loan Credit Agreement by failing to comply with the Minimum Liquidity Test (as defined in the Term Loan Credit Agreement).  As a result of the default, Bayside exercised its right under the Term Loan Credit Agreement to accelerate all unpaid amounts thereunder, including outstanding principal, all accrued and unpaid interest, and all other Obligations (as defined in the Term Loan Credit Agreement), including a fee payable in the event that, among other things, any Obligation was paid in advance of its maturity date or the maturity date of any Obligation was accelerated (the “Make-Whole Payment”).  On the same day, Bayside agreed to forbear from exercising all other rights and remedies arising from SSI’s default under the Term Loan Credit Agreement for a period of 30 days while the company prepared for an orderly bankruptcy filing, the terms of which agreement were reflected in a Forbearance Agreement (the “Forbearance Agreement”);

WHEREAS, on January 28, 2013 (the “Petition Date”), each of the debtors in these chapter 11 cases (collectively, the “Debtors”) commenced cases under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”); and

WHEREAS, on February 5, 2013, the United States Trustee for the District of Delaware appointed the Creditors’ Committee [Docket No. 110].3

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2

BOF Holdings II, LLC is an affiliate of Bayside Finance, LLC and is the assignee of the interests of Bayside Finance, LLC under that certain Credit Agreement dated as of May 22, 2012 among SSI and certain affiliates, as Borrowers, the Lenders defined therein, and Bayside as administrative and collateral agent (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”).

B.

The Refinancing of the Obligations Under the Term Loan Credit Agreement

WHEREAS, on February 25, 2013, the Debtors sought authority to enter into that certain Senior Secured Super Priority Debtor-in-Possession Credit Agreement, dated as of February 27, 2013 (as amended, restated, supplemented or otherwise modified, the “Ad Hoc DIP Facility”) by and among SSI and the various agents and lenders party thereto from time to time.  The Debtors used the proceeds of the Ad Hoc DIP Facility to, among other things:

i.

repay $90,342,305.56 (plus certain fees and expenses), comprising (x) certain Obligations outstanding under the Term Loan Credit Agreement, other than the Make-Whole Payment, including interest accruing on such Obligations at 15.5%4 (the “Term Loan Repayment”) and (y) certain obligations outstanding under the debtor-in-possession term loan facility provided to the Debtors by Bayside; and

ii.

fund an escrow account (the “Escrow Account”) with $25 million on account of (a) the disputed Make-Whole Payment, (b) any interest calculated thereon at the Default Rate (the “Default Interest”) and (c) all other outstanding amounts, fees and expenses allowed (if any) in connection with the Term Loan Credit Agreement (together with the Make-Whole Payment and the Default Interest, the “Escrowed Payments”) until (A) a court of appropriate jurisdiction determines, by final non-appealable order, Bayside’s entitlement to the Escrowed Payments (if any) or (B) the Creditors’ Committee and Bayside settle the Committee Make-Whole Motion (as defined below) and any appeal therefrom.

C.

The Committee Make-Whole Motion

WHEREAS, also on February 25, 2013, the Creditors’ Committee filed the Motion of the Official Committee of Unsecured Creditors to Disallow Bayside Finance, LLC's Asserted Make Whole Payment [Docket No. 295] (as amended on March 6, 2013 [Docket No. 476], the “Committee Make-Whole Motion”) requesting that the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) disallow Bayside’s claim for the Make-Whole Payment;

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3	The Creditors’ Committee was reconstituted on February 27, 2013 [Docket No. 330].

4

Although the applicable Default Rate under the Term Loan Credit Agreement is 17.25%, Bayside has agreed as part of this Stipulation to waive and not seek reimbursement for the Unpaid Interest (as defined below) that may have accrued at the applicable Default Rate but was not repaid in connection with the Term Loan Repayment.

WHEREAS, on March 22, 2013, Bayside filed the Objection of Bayside Finance, LLC to Amended Motion of the Official Committee of Unsecured Creditors to Disallow Bayside Finance, LLC’s Asserted Make Whole Payment [Docket No. 638] (the “Bayside Objection”).  The Bayside Objection asserted Bayside’s entitlement to the Make-Whole Payment in the amount, as of the date of the Bayside Objection, of $23,774,487.17, which amount would continue to accrue interest at the Default Rate until paid;

WHEREAS, on April 2, 2013, the Creditors’ Committee filed the Reply of the Official Committee of Unsecured Creditors in Further Support of its Amended Motion to Disallow Bayside Finance, LLC's Asserted Make Whole Payment [Docket No. 734]; and

WHEREAS, this Court held a hearing on April 5, 2013 to determine Bayside’s entitlement to the Make-Whole Payment.  On April 22, 2013, this Court entered an order denying the Committee Make-Whole Motion [Docket No. 856] (the “Make-Whole Order”) and allowing the Make-Whole Payment in full.  On May 2, 2013, the Creditors’ Committee appealed the Make-Whole Order [Docket No. 982] (the “Appeal”).

D.

The Committee Adversary Proceeding

WHEREAS, on April 3, 2013, the Creditors’ Committee filed an adversary proceeding against Bayside to avoid and/or recover certain amounts SSI paid to Bayside prior to the Petition Date on account of an Early Payment Fee (as defined in and due under the Term Loan Credit Agreement) in connection with a $3 million prepayment of the term loan, styled The Official Committee of Unsecured Creditors of School Specialty, Inc. and Its Affiliated Debtors v. Bayside Finance, LLC, et al.; Adv. Pro. No. 13-50923 (KJC) [Docket No. 747] (the “Committee Adversary Proceeding”).

E.

The Debtors’ Plan and the Subordination Agreement

WHEREAS, on May 23, 2013, the Debtors filed the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1158] (including all exhibits thereto and as amended, modified, and/or supplemented from time to time, the “Plan”).  Also on May 23, 2013, this Court entered the Final Order Approving the Disclosure Statement and Findings of Fact, Conclusions of Law, and Order Under Section 1129 of the Bankruptcy Code and Bankruptcy Rule 3020 Confirming the Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 1159] (as corrected on June 11, 2013 [Docket No. 1186], the “Confirmation Order”);

WHEREAS, On June 11, 2013 (the “Effective Date”), the Plan became effective and each Debtor became a Reorganized Debtor;

WHEREAS, in connection with their emergence from chapter 11, the Reorganized Debtors entered into that certain Third Lien Subordination Agreement, dated as of June 11, 2013, with Bayside, Bank of America, N.A., and Credit Suisse AG (the “Subordination Agreement”), pursuant to which:  (a) the Reorganized Debtors agreed to (i) deposit into the Escrow Account all accrued and unpaid interest on the Make-Whole Payment to the extent such interest (together with the amount of the Make-Whole Payment) exceeded the balance of the Escrow Account on the Effective Date, (ii) continue to pay into the Escrow Account, on a monthly basis, all interest accrued on the Make-Whole Payment at the Default Rate of 17.25% provided for under the Term Loan Credit Agreement, and (iii) directly pay the current fees and expenses incurred by Bayside’s professionals; and (b) Bayside agreed to subordinate its liens preserved under the Plan to those granted in favor of the lenders under the Reorganized Debtors’ Exit Facilities (as defined in the Plan); and

WHEREAS, Bayside continues to accrue professionals’ fees in connection with the Chapter 11 Cases, including with respect to the Appeal, the Committee Adversary Proceeding and the negotiation of this Stipulation.

F.

The Creditors’ Committee’s Motion to Compel

WHEREAS, on July 18, 2013, the Creditors’ Committee filed the Motion of the Official Committee Of Unsecured Creditors for an Order Either (A) Compelling Bayside Finance, LLC to Accept the Escrowed Payments, or, in the Alternative, (B) Ordering the Discontinuation of the Payment of Default Interest and Other Fees and Expenses into the Escrow Account by the Reorganized Debtors [Docket No. 1340] (the “Motion to Compel”);

WHEREAS, on August 5, 2013, Bayside filed the Objection of Bayside Finance, LLC to Motion of the Official Committee of Unsecured Creditors for an Order Either (A) Compelling Bayside Finance, LLC to Accept the Escrowed Payments, or, in the Alternative, (B) Ordering the Discontinuation of the Payment of Default Interest and Other Fees and Expenses into the Escrow Account by the Reorganized Debtors [Docket No. 1383];

WHEREAS, on August 9, the Creditors’ Committee filed the Reply to the Official Committee of Unsecured Creditors in Further Support of its Motion for an Order Either (A) Compelling Bayside Finance, LLC to Accept the Escrowed Payments, or, in the Alternative, (B) Ordering the Discontinuation of the Payment of Default Interest and Other Fees and Expenses into the Escrow Account by the Reorganized Debtors [Docket No. 1387];

WHEREAS, on August 9, 2013, the Reorganized Debtors filed the Reorganized Debtors’ (I) Joinder to the Motion of the Official Committee of Unsecured Creditors for an Order Either (A) Compelling Bayside Finance, LLC to Accept the Escrowed Payments, or, in the Alternative, (B) Ordering the Discontinuation of the Payment of Default Interest and Other Fees and Expenses

into the Escrow Account by the Reorganized Debtors and (II) Limited Response to the Objection of Bayside Finance, LLC to the Motion [Docket No. 1390];

WHEREAS, on August 9, 2013 the Reorganized Debtors also sent a letter to Bayside expressly stating that the Reorganized Debtors were willing to unconditionally tender the Escrowed Payments to Bayside, subject to disgorgement if (i) a court of appropriate jurisdiction determines, by final non-appealable order, that Bayside is not entitled to all or a portion of the Escrowed Payments, or (ii) the parties reach a settlement with respect to the appeal of the Make-Whole Order (the “Tender Letter”);

WHEREAS, by letter dated August 12, 2013, Bayside responded to the Tender Letter (the “Bayside Letter”) and notified the Reorganized Debtors, in substance, that Bayside would accept the tender on the terms provided in the Bayside Letter;

WHEREAS, in settlement of the Motion to Compel (and the pleadings filed in response thereto), the Tender Letter and the Bayside Letter, the Creditors’ Committee, Bayside and the Reorganized Debtors entered into a stipulation [so ordered, Docket No. 1433] (the “Stipulation on Motion to Compel”) providing for, among other things: (i) the release of $26,386,739.35 (the “Stipulated Amount”) from the Escrow Account5 to Bayside; provided that in the event the Stipulated Amount were not paid to Bayside by September 3, 2013, the Stipulated Amount would increase to encompass interest accruing daily on the Make-Whole Payment at the Default Rate of 17.25%; (ii) a reservation of Bayside’s right to attempt to recover unpaid interest that accrued at the Default Rate under the Term Loan Credit Agreement on amounts that were owing from December 31, 2012 through February 27, 2013 (the “Unpaid Interest”); and (iii) the Reorganized

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5

The Stipulation on Motion to Compel provided that in the event the Escrow Account contained insufficient funds to cover the Stipulated Amount, the Reorganized Debtors would pay any shortfall to Bayside.

Debtors’ continued obligation to pay the current fees and expenses incurred by Bayside’s professionals in accordance with the Subordination Agreement; and

WHEREAS, in connection with the Stipulation on Motion to Compel, the Reorganized Debtors paid Bayside $26,399,382.99 (the “Paid Amount”) from the Escrow Account (or from their own funds, as applicable) in accordance with the Stipulation on Motion to Compel6.

G.

The Settlement

WHEREAS, since the Creditors’ Committee filed the Appeal, the Parties have been engaged in good faith negotiations regarding resolution of the Committee Make-Whole Motion, the Bayside Objection, the Make-Whole Order, the Appeal, the Subordination Agreement (as it relates to Bayside), the Motion to Compel, the Committee Adversary Proceeding and the Stipulation on Motion to Compel and have recently agreed to the settlement reflected in this Stipulation (the “Settlement”);

WHEREAS, in connection with the Settlement, the Parties stipulate that the amount of the Make-Whole Payment is $21,000,000 (the “Stipulated Make-Whole Amount”);

WHEREAS, in connection with the Settlement, Bayside has agreed to remit to the Reorganized Debtors $5,399,382.99 (the “Remitted Amount”), which amount constitutes the difference between (i) $26,399,382.99 (the Paid Amount) and (ii) $21,000,000 (the Stipulated Make-Whole Amount);

WHEREAS, in connection with the Settlement, the Creditors’ Committee has agreed to withdraw with prejudice each of the Appeal, the Committee Make-Whole Motion, the Motion to Compel and the Committee Adversary Proceeding;

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6	The Paid Amount comprised two separate wires from the Reorganized Debtors: on September 4, 2013, $26,387,598.93; and on September 9, 2013, $11,784.06.

WHEREAS, the Reorganized Debtors believe that the Settlement contained herein is in the best interests of the Reorganized Debtors’ estates and all of their stakeholders; and

WHEREAS, adequate and appropriate notice of the Stipulation has been provided to the appropriate parties.

AGREED

NOW, THEREFORE, IT IS HEREBY AGREED AND STIPULATED AS FOLLOWS:

1.

Upon entry of the order approving this Stipulation and the payment of (a) the Remitted Amount to the Reorganized Debtors by Bayside and (b) all reasonable and documented fees and expenses incurred by Bayside’s professionals through the date upon which the Last Withdrawal Paper (as defined below) is filed (to the extent that such reasonable and documented fees and expenses incurred by Bayside’s professionals are set forth in an invoice delivered to the Reorganized Debtors within seven (7) business days after the filing of the Last Withdrawal Paper), any and all claims, rights, entitlements, issues, disputes, or controversies that have arisen as of the date hereof (whether known or unknown) as among Bayside, the Creditors’ Committee and the Reorganized Debtors relating to the Chapter 11 Cases, including, without limitation, the Committee Make-Whole Motion, the Bayside Objection, the Make-Whole Order, the Appeal, the Subordination Agreement (as it relates to Bayside), the Motion to Compel, the Committee Adversary Proceeding and the Stipulation on Motion to Compel shall be deemed fully and finally resolved.

2.

Upon entry of the order approving this Stipulation and payment of the Remitted Amount to the Reorganized Debtors by Bayside, any and all claims, rights, liens, entitlements, charges, fees, penalties, expenses, obligations, causes of action and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which any of the Parties ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Prepetition Term Loan Agreement (and the other credit documents related thereto), the Forbearance Agreement, the Final Ad Hoc DIP Order, the Plan, the Confirmation Order, the Subordination Agreement, the Tender Letter, the Bayside Letter and the Stipulation on Motion to Compel, shall cease to accrue, shall be terminated and shall no longer be payable and/or shall be released, waived, discharged and no longer enforceable without any further action being required to effectuate the foregoing; provided that notwithstanding anything in this paragraph 2, the Reorganized Debtors shall continue to pay the reasonable, documented fees and expenses of Bayside’s professionals in accordance with paragraph 5 hereof.

3.

Upon entry of the order approving this Stipulation and the payment of (a) the Remitted Amount to the Reorganized Debtors by Bayside and (b) all reasonable and documented fees and expenses incurred by Bayside’s professionals through the date upon which the Last Withdrawal Paper is filed (to the extent that such reasonable and documented fees and expenses incurred by Bayside’s professionals are set forth in an invoice delivered to the Reorganized Debtors within seven (7) business days after the filing of the Last Withdrawal Paper), the Reorganized Debtors or their designee(s) shall be authorized to file UCC termination statements, intellectual property releases (if any), mortgage releases (if any) and any other documents and/or instruments required in order to evidence the termination of any liens, security interests, mortgages, pledges and guarantees granted to Bayside pursuant to the Prepetition Term Loan Agreement (and the other credit documents related thereto), the Forbearance Agreement, the Final Ad Hoc DIP Order, the Plan, the Confirmation Order, the Subordination Agreement, the Tender Letter, the Bayside Letter and the Stipulation on Motion to Compel.

4.

On or prior to three (3) business days after entry of the order approving this Stipulation, Bayside shall remit to the Reorganized Debtors the Remitted Amount.  Upon payment to the Reorganized Debtors of the Remitted Amount, all claims and relief asserted or sought by the Creditors’ Committee, the Debtors or the Reorganized Debtors in the Appeal, the Committee Make-Whole Motion, the Motion to Compel and the Committee Adversary Proceeding, or that could have been asserted or sought therein, shall be deemed waived, released and withdrawn in their entirety with prejudice.  Further, the Creditors’ Committee shall withdraw with prejudice all pending adversary proceedings, motions, applications and appeals and file:  (a) a stipulated dismissal with prejudice of the Appeal with both the United States District Court for the District of Delaware and the Bankruptcy Court, (b) a stipulated dismissal with prejudice of the Committee Make-Whole Motion with the Bankruptcy Court, (c) a stipulated dismissal with prejudice of the Motion to Compel with the Bankruptcy Court, and (d) a notice of dismissal with prejudice of the Committee Adversary Proceeding with the Bankruptcy Court ((a)-(d) collectively, the “Withdrawal Papers” and the Withdrawal Paper filed latest in time, the “Last Withdrawal Paper”).

5.

Notwithstanding anything contained herein to the contrary, the Reorganized Debtors shall continue to pay directly the current fees and expenses incurred by Bayside’s professionals (including, but not limited to, amounts invoiced before and after the date hereof) in accordance with the Subordination Agreement through and including the date on which the Creditors’ Committee files the Withdrawal Papers.  Upon the filing of the Last Withdrawal Paper, the Debtors and the Reorganized Debtors shall no longer be responsible for the payment of any fees and expenses incurred by Bayside’s professionals in connection with the Chapter 11 Cases and/or the Prepetition Term Loan Agreement (and the other credit documents related thereto), the

Forbearance Agreement, the Final Ad Hoc DIP Order, the Plan, the Confirmation Order, the Subordination Agreement, the Tender Letter, the Bayside Letter and the Stipulation on Motion to Compel; provided that the Reorganized Debtors shall pay any reasonable and documented fees and expenses incurred by Akin Gump Strauss Hauer & Feld LLP and Pepper Hamilton LLP to the extent reasonably related to the implementation of this Settlement subsequent to the filing of the Last Withdrawal Paper; provided further that any dispute regarding the payment of such fees and expenses shall be resolved by the Bankruptcy Court.

6.

Releases.  Upon entry of the order approving this Stipulation, except as provided herein and except with respect to the rights and obligations under this Stipulation, the Parties shall be deemed to have forever waived, released, acquitted and discharged one another, including each respective Parties’ current, former or future officers, directors, employees, stockholders, agents, servants, assigns, successors, predecessors, representatives, members, financial advisors, industry experts/advisors, attorneys, trustees, partners, subsidiaries, parent entities and affiliates, each in their capacity as such and in no other capacity, from any and all claims, demands, debts, objections to claims, obligations, damages, losses or liabilities whatsoever of any nature, type or description, whether known or unknown, suspected or unsuspected, concealed or hidden, direct or indirect, patent or latent, or fixed or contingent, arising out of or relating to any cause, matter or thing from the beginning of time through the date of this Stipulation, pertaining in any way to the Chapter 11 Cases, including, but not limited to, with respect to the Committee Make-Whole Motion, the Motion to Compel, the Appeal and the Committee Adversary Proceeding.  For the avoidance of doubt, the releases provided under this paragraph shall not affect any claim of any Party arising under this Stipulation.  With respect to the dismissal of any adversary proceedings that occur as a consequence of this Stipulation, the dismissal shall be with prejudice.

7.

Choice of Law.  This Stipulation shall be governed by and construed under and in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.  The Bankruptcy Court shall retain jurisdiction over any action or proceeding arising out of or relating to this Stipulation, and all claims in respect of such action or proceeding may be heard and determined in such Court.

8.

Successors and Assigns.  This Stipulation shall be binding upon and inure to the benefit of the Parties hereto, their respective heirs, affiliates, assigns and successors.

9.

Binding Authority.  Each representative signing this Stipulation represents and warrants that he or she has the authority to bind the Parties to the terms of this Stipulation.

10.

Further Assurances.  The Parties hereby agree promptly to execute and deliver any and all such further instruments and documents and to take all such further actions as may be reasonably required by the other Parties to effectuate the terms and conditions of this Stipulation.

11.

Binding Effect.  The Parties’ respective rights, obligations, remedies, and protections provided for in this Stipulation shall survive the conversion, dismissal, or closing of the Chapter 11 Cases, and the terms and provisions of this Stipulation shall continue in full force and effect notwithstanding the entry of any order effecting the foregoing.

12.

Construction.  No Party shall be deemed the drafter of this Stipulation.  The headings herein are solely for the convenience of the Parties and do not form a substantive part of this Stipulation.

13.

Entire Agreement.  This Stipulation constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof.  Neither this Stipulation nor any terms hereof may be amended, changed, waived or discharged unless such amendment, change, waiver, or discharge is in a writing signed by the Party against whom enforcement is sought.

14.

Representation by Counsel.  The Parties acknowledge the benefit of professional advice rendered by legal counsel of their own selection prior to entering into this Stipulation or that such Party did not elect to retain legal counsel.  The Parties further acknowledge that they have had a sufficient opportunity to discuss and review this Stipulation with their attorneys and fully understand and agree to the terms set forth herein.

15.

Counterparts.  This Stipulation may be executed in counterparts.  Each counterpart shall be deemed an original.  All counterparts shall constitute a single agreement.  A facsimile of a signed copy of the Stipulation shall serve as an original executed copy for all purposes.

16.

Execution by Counsel.  The undersigned counsel represent and warrant that they are fully authorized to execute this Stipulation on behalf of the persons and entities indicated below.

[Signature Pages Follow]

Dated: Wilmington, Delaware
October 23, 2013
VENABLE LLP /s/ Jamie L. Edmonson
Jamie L. Edmonson (#4247)
Darek S. Bushnaq (#5596)
1201 Market Street, Suite 1400
Wilmington, Delaware 19801
Telephone: 302-298-3535
Facsimile: 302-208-3550
jledmonson@venable.com
dsbushnaq@venable.com

-and-

BROWN RUDNICK LLP
Robert J. Stark
Seven Times Square
New York, New York 10036
Telephone: (212) 209-4800
Facsimile: (212) 209-4801
rstark@brownrudnick.com

-and-

Steven D. Pohl
Thomas H. Montgomery
Brown Rudnick LLP
One Financial Center
Boston, Massachusetts 02111
Telephone: (617) 856-8200
Facsimile: (617) 856-8201
spohl@brownrudnick.com
tmontgomery@brownrudnick.com

Counsel for the Official Committee of Unsecured Creditors

DUANE MORRIS LLP /s/ Michael R. Lastowski
Michael R. Lastowski (No. 3892)
Christopher M. Winter (No. 4163)
Jarret P. Hitchings (No. 5564)
222 Delaware Avenue, Suite 1600
Wilmington, Delaware 19801
(302) 657-4900

-and-

STROOCK & STROOCK & LAVAN LLP
Kristopher M. Hansen
Jonathan D. Canfield
180 Maiden Lane
New York, New York 10038
(212) 806-5400

Counsel for the Reorganized Debtors

PEPPER HAMILTON LLP /s/ David B. Stratton
David B. Stratton, Esquire
David M. Fournier, Esquire
James C. Carignan (No. 4230)
Michael J. Custer, Esquire
Hercules Plaza, Suite 5100
1313 N. Market Street
P.O. Box 1709
Wilmington, Delaware 19801-1709
Telephone: (302) 777-6500
Facsimile: (302) 421-8390

-and-

AKIN GUMP STRAUSS HAUER & FELD LLP
Michael S. Stamer
Abid Qureshi
Meredith A. Lahaie
Brian T. Carney
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
(212) 872-1000 (Telephone)
(212) 872-1002 (Facsimile)

Counsel for Bayside